 Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES THIRD QUARTER NET ASSET VALUE

HOUSTON, TX – November 14, 2011 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of September 30, 2011, of $38.97 million, a decrease of $2.46 million since June 30, 2011. Net assets per share decreased to $3.69 as of September 30, 2011 from $3.92 as of June 30, 2011. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010
Net assets	$38,970	$41,432	$36,333	$38,051	$31,474
Shares outstanding	10,562	10,562	8,862	8,862	8,862
Net assets per share	$3.69	$3.92	$4.10	$4.29	$3.55

The overall decline in net asset value during the third quarter of 2011 resulted principally from the decrease in the fair values of the following portfolio holdings:

•         Spectrum Management, LLC (“Spectrum”). The Fund made its initial investment in Spectrum in 1999. The fair value of this investment declined from $1.77 million to $0.98 million due to a decrease in the operating results of the company.

•         Sovereign Business Forms, Inc. (“Sovereign”). The Fund made its initial investment in Sovereign in 1996. The fair value of this investment declined from $7.10 million to $6.65 million due to adverse market conditions in Sovereign’s industry sector during the quarter.

•         Orco Germany, S.A. (“Orco Germany”). The Fund acquired 8,890 Orco Germany bonds in the second quarter of 2011. The fair value of these bonds declined from $5.75 million to $5.36 million as a result of changes in the U.S. Dollar-Euro exchange rate as at September 30, 2011.

The net asset value of the Fund was further reduced during the third quarter due to a net investment loss of $0.89 million. Contributing to the net investment loss were expenses relating to the Fund’s continuing efforts to dispose of underperforming investments, as well as non-recurring litigation expenses.

About Equus
The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.